Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is entered into by and between Nuvalent, Inc. (the “Company”) and James Porter, Ph.D. (the “Executive”) and is effective as of November 5, 2024 (the “Effective Date”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement between the Executive and the Company dated August 2, 2021 (the “Employment Agreement”), pursuant to which the Executive serves as the Company’s President and Chief Executive Officer;

WHEREAS, the Company and the Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to the following changes to the Employment Agreement, effective as of the Effective Date:

1.
Section 6(a)(i) of the Employment Agreement is hereby deleted in its entirety and replaced as follows:
a.
the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) 24 months of the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) 1.5 times the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher) (the “Change in Control Payment”); provided that the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable; and
2.
Section 6(a)(iii) of the Employment Agreement is hereby deleted in its entirety and replaced as follows:
a.
subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 24 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
3.
Section 8(a) of the Employment Agreement is hereby deleted in its entirety and replaced as follows:
a.
Restrictive Covenants Agreement. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Employee Confidentiality, Assignment and Noncompetition Agreement, dated August 6, 2021 (the “Restrictive Covenants Agreement”), between the Company and the Executive, as amended from time to time, and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” For the avoidance of doubt, the term “Company” in the Restrictive Covenants Agreement means Nuvalent, Inc., including its subsidiaries and other affiliates and its and their successors and assigns.
4.
A new section 8(e) is hereby added to the Employment Agreement as follows:
e.
Compensation Recovery Policy. The Executive agrees and acknowledges that he is subject to, and bound by, the terms and conditions of the Company’s Dodd-Frank Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”), a copy of which has been or will be provided to or made available to him. In the event it is determined in accordance with the Policy that any compensation or compensatory award granted, earned or paid to the Executive must be forfeited or reimbursed to the Company, the Executive will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company to the extent permitted by law.

Except as expressly modified herein, all terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below.

NUVALENT, Inc.		EXECUTIVE
/s/ Alex Balcom		/s/ James R. Porter
By:	Alexandra Balcom	James Porter, Ph.D.
Title:	Chief Financial Officer

Date:	November 5, 2024	Date:	November 5, 2024